Exhibit 10.10

FIRST AMENDMENT TO

LIFEMD, INC.

2020 EQUITY AND INCENTIVE PLAN

WHEREAS, LifeMD, Inc. (formerly Conversion Labs, Inc. the “Company”) desires to amend the LifeMD, Inc. 2020 Equity and Incentive Plan to increase the aggregate number authorized for issuance under the Plan by 1,500,000 shares of common stock, $0.01 par value per share, of the Company (the “Common Stock”) (the “Plan Amendment”); and

WHEREAS, on April 24, 2021, subject to stockholder approval, the Board of Directors of the Company approved the Plan Amendment.

NOW, THEREFORE, in accordance with Section 11 of the Plan, the Plan is hereby amended as follows:

1.	Section 3 of the Plan is hereby amended by deleting paragraph 3(a) thereof in its entirety and substituting the following in lieu thereof:

“(a) Stock Issuable. The maximum number of Shares reserved and available for issuance under the Plan shall be 3,000,000 Shares (the “Share Reserve”), subject to adjustment as provided in Section 3(b) and the following sentence regarding the annual increase. In addition, the Share Reserve will automatically increase on January 1st of each year, for a period of not more than ten years, commencing on January 1, 2021 and ending on (and including) January 1, 2030, in an amount equal to 150,000shares. Notwithstanding the foregoing, the Board may act prior to January 1st of a given year to provide that there will be no January 1st increase in the Share Reserve for such year or that the increase in the Share Reserve for such year will be a lesser number of shares of Stock than would otherwise occur pursuant to the preceding sentence. If a Stock Award or any portion thereof (i) expires or otherwise terminates without all of the shares covered by such Stock Award having been issued or (ii) is settled in cash (i.e., the Participant receives cash rather than stock), the Shares subject to such Stock Award, to the extent of any such expiration, termination or settlement, will again be available for issuance under the Plan. If any shares of Stock issued pursuant to a Stock Award are forfeited back to or repurchased by the Company because of the failure to meet a contingency or condition required to vest such shares in the Participant, then the shares that are forfeited or repurchased will revert to and again become available for issuance under the Plan. Any shares reacquired by the Company in satisfaction of tax withholding obligations on a Stock Award or as consideration for the exercise or purchase price of a Stock Award will again become available for issuance under the Plan. For purposes of this limitation, the Shares underlying any Awards that are forfeited, canceled, reacquired by the Company prior to vesting, satisfied without the issuance of Stock or otherwise terminated (other than by exercise) shall be added back to the Shares available for issuance under the Plan. Subject to such overall limitations, Shares may be issued up to such maximum number pursuant to any type or types of Award, and no more than 200,000 Shares may be issued pursuant to Incentive Stock Options. The value of any Shares granted to a non-employee director of the Company, solely for services as a director, when added to any annual cash payments or awards, shall not exceed an aggregate value of two hundred thousand dollars ($200,000) in any calendar year.

2.	The Plan Amendment shall be effective upon approval of the stockholders of the Company at the 2021 Annual Meeting of Stockholders. If the Plan Amendment is not so approved at such meeting, then the amendment to the Plan set forth herein shall be void ab initio.

3.	Except herein provided, the Plan is hereby ratified, confirmed and approved in all respects.